Exhibit 10.4

DaVita Inc.

Non-Management Director Compensation Philosophy and Plan

Non-Management Director Compensation Philosophy

DaVita Inc.’s (the “Company”) non-management director compensation philosophy is as follows:

•	To pay differentially higher compensation for higher levels of work, responsibility and performance.

•	To provide a compensation structure that will attract highly competent candidates for Board service.

•	To provide a significant portion of compensation in the form of stock-based awards to align non-management director compensation with increases in long-term shareholder value.

Stock-Based Compensation

New Directors. Each new non-management director shall be granted stock-settled stock appreciation rights on a base number of 15,000 shares of common stock of the Company upon appointment to the Board, priced at the closing price on the grant date, vesting 25% per year beginning on the first anniversary of the grant date and expiring five years after the grant date. The Board shall be permitted to issue stock options in lieu of stock-settled stock appreciation rights in its discretion.

Annual Grant. Each non-management director shall be granted stock-settled stock appreciation rights on a base number of 12,000 shares of common stock of the Company for total service on the Board in such capacity of at least one year, granted on, and priced as of the close of market on, the date of the Company’s annual stockholder meeting, vesting 100% on the one year anniversary of the grant date and expiring five years after date of grant. This award shall not be available for service of less than one year. The Board shall be permitted to issue stock options in lieu of stock-settled stock appreciation rights in its discretion.

Additional Annual Grant to Lead Independent Director and Primary Committee Chairs. Each of the Lead Independent Director and the Chairs of the Audit, Compensation and Compliance Committees (the “Primary Committee”) shall be granted additional stock-settled stock appreciation rights on a base number of 6,000 shares of common stock of the Company for total service in such capacity of at least one year, or the pro rata equivalent for service of less than a year, granted on, and priced as of the close of market on, the date of the Company’s annual stockholder meeting, vesting 100% on the one year anniversary of the grant date and expiring five years after the grant date. Vesting shall continue so long as the non-management director continues to serve on the Board regardless of continued service as the Lead Independent Director or as a Primary Committee Chair. Notwithstanding the foregoing, if the Lead Independent Director also serves as the Chair of a Primary Committee, the Lead Independent Director will only receive an aggregate award of stock-settled stock appreciation rights of 6,000 shares or the applicable pro rata equivalent, unless the Compensation Committee determines otherwise. The Board shall be permitted to issue stock options in lieu of stock-settled stock appreciation rights in its discretion.

Each of the Lead Independent Director and the Chairs of the Audit, Compensation and Compliance Committees shall also be granted 1,500 deferred stock units, or the pro rata equivalent for service of less than a year, on the date of the Company’s annual stockholder meeting under which share receipt shall be automatically deferred for one year. If the Lead Independent Director also serves as the Chair of a Primary Committee, the Lead Independent Director will receive a total grant of 1,500 deferred stock units or the applicable pro rata equivalent, unless the Compensation Committee determines otherwise.

Annual Retainers

Annual Retainer. Each non-management director shall receive an annual retainer of $24,000 per year paid quarterly in arrears to be paid, half in cash and half in deferred stock units under which share receipt shall be automatically deferred for one year.

Lead Independent Director and Primary Committee Chairs Retainer. Each of the Chairs of the Audit, Compensation and Compliance Committees shall receive an additional $20,000 per year paid quarterly in arrears, half in cash and half in deferred stock units under which share receipt shall be automatically deferred for one year. The Lead Independent Director shall receive an additional $20,000 per year paid quarterly in arrears, half in cash and half in deferred stock units under which share receipt shall be automatically deferred for one year. If the Lead Independent Director also serves as the Chair of a Primary Committee, the Lead Independent Director will receive a total additional retainer of $20,000, or the applicable pro rata equivalent, unless the Compensation Committee determines otherwise.

Meeting Fees

Board Meetings. Each non-management director shall be paid $8,000 per in person meeting of the Board to be paid in the form of common stock of the Company. The number of such shares to be granted shall be the nearest whole number of shares determined by dividing the meeting fee by the closing market price of the Company’s common stock as of the last day of the applicable Board meeting.

Telephonic Board Meetings. Non-management directors shall be paid $2,000 in cash per telephonic meeting of the Board longer than 1 1/2 hours.

Committee Meetings. Each Committee member shall receive $4,000 per in person committee meeting (except $4,500 for Chairs of Clinical Performance Committee and Public Policy Committee and $2,500 for other members of Clinical Performance Committee and Public Policy Committee) to be paid in the form of common stock of the Company. The number of such shares to be granted shall be the nearest whole number of shares determined by dividing the meeting fee by the closing market price of the Company’s common stock as of the date of the applicable Committee meeting.

Telephonic Committee Meetings. Each Committee member shall receive $2,000 in cash per telephonic Committee meeting longer than one hour (except $2,500 for Chairs of Clinical Performance Committee and Public Policy Committee and $1,500 for other members of Clinical Performance Committee and Public Policy Committee). Each member of the Audit Committee shall receive $2,000 in cash per telephonic meeting of the Audit Committee related to quarterly earnings releases.

Nominating and Governance Committee. No Committee meeting fees are earned for Nominating and Governance Committee meetings held on regular Board meeting dates.

Expense Reimbursement and Per Diem Compensation

Expense Reimbursement. Each non-management board member shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors or its Committees or in connection with other Board related business.

Per Diem Compensation. Each non-management board member shall be compensated on a “per diem” basis at a rate of $4,000 in cash per day for significant time spent outside of Board or Committee meetings or for meetings or activities outside the scope of normal board duties, including director training, meeting with Company management or external auditors, interviewing director candidates or other activities deemed necessary by the Chairman of the Board or the Lead Independent Director. The “per diem” rate is paid on a pro rata basis for activities that do not require a full day of service.

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